Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Alzamend Neuro, Inc. (the “Company”) of our audit report dated July 22, 2026, relating to our audits of the Company’s financial statements as of April 30, 2026 and 2025, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2026.

Our report dated July 22, 2026 contains an explanatory paragraph that states the Company has experienced recurring losses from operations, negative cash flows from operations, and is dependent on additional financing to fund current and future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, CA

August 21, 2026